EXHIBIT 99.1

Crown Castle Appoints Christian Hillabrant as President and Chief Executive Officer

HOUSTON, Aug. 04, 2025 – Crown Castle Inc. (NYSE: CCI) (“Crown Castle” or the “Company”) today announced that its Board of Directors has appointed Christian Hillabrant as President and Chief Executive Officer, effective September 15, 2025. Mr. Hillabrant is also expected to join the Company’s Board at that time.

P. Robert Bartolo, Chair of the Crown Castle Board of Directors, said, “We are thrilled to welcome Chris as Crown Castle’s next CEO. Chris is a respected global telecommunications leader with a strong track record of driving performance. His deep industry expertise – particularly in managing tower infrastructure at scale – positions him well to lead Crown Castle into its next chapter as a pure-play U.S. tower company. Chris’s appointment marks the conclusion of a thorough search process conducted by the Board and CEO Search Committee. The Board believes that Chris is the optimal choice to drive results as we advance the Company’s strategy and build a best-in-class organization.”

An industry veteran, Mr. Hillabrant brings over three decades of experience driving profitable growth and operational excellence across leading digital infrastructure and telecommunications companies. He previously held senior management positions at T-Mobile, Ericsson AB, and Samsung, leading corporate functions spanning engineering, sales, and operations. Mr. Hillabrant later served as the COO of Tillman Infrastructure, where he steered the business through a transformational growth period – significantly expanding the company’s portfolio while simultaneously strengthening tower cash flow and reducing operational expenses. He most recently served as the CEO and Chairman of the Management Board at Vantage Towers AG, which manages over 86,000 communication sites across 10 countries. During his tenure, Mr. Hillabrant spearheaded a comprehensive transformation, driving operational improvements that led to substantial value creation.

“I’m honored to join Crown Castle as CEO and to lead this remarkable organization in its mission to connect communities, businesses and people,” said Mr. Hillabrant. “I’m energized by the opportunities ahead for Crown Castle as a focused, pure-play U.S. tower company, and am fully aligned with the long-term strategy and capital allocation framework laid out in March. I look forward to working alongside the Board and leadership team to oversee the continued successful execution of this strategy and drive enhanced value for our shareholders.”

Dan Schlanger will continue to serve as the Company’s Interim President and CEO until Mr. Hillabrant joins the Company and will work closely with him to ensure a seamless transition. As previously announced, effective on Mr. Hillabrant’s start date, the Board is expected to appoint Mr. Schlanger to the role of Executive Vice President and Chief Transformation Officer, responsible for overseeing the completion of the Company’s sale of its small cells and fiber solutions businesses, which is expected to close in the first half of 2026.

Mr. Bartolo added, “On behalf of the Board, I want to express our gratitude to Dan for serving as Interim CEO through this period of transition. Under his leadership, the Company has delivered strong financial results and made meaningful progress toward completing the sale of its small cells and fiber solutions businesses. We look forward to continuing to benefit from his expertise as the Company’s Chief Transformation Officer.”

Mr. Schlanger said, “I look forward to welcoming Chris to Crown Castle and am excited for him to bring a fresh perspective to help the Company become a best-in-class operator of U.S. towers. As Chief Transformation Officer, I will ensure a smooth leadership transition while continuing to focus on closing our sale transaction as efficiently as possible.”

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that are based on Crown Castle management's current expectations. Such statements include plans, projections and estimates regarding (1) director and/or officer appointments, including timing thereof, and expected contributions, (2) our strategy and value created thereby, and (3) the anticipated sale of our small cells and fiber solutions businesses, including the completion and timing thereof. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors that could affect Crown Castle and its results is included in Crown Castle's filings with the Securities and Exchange Commission. The term "including," and any variation thereof, means "including, without limitation."

ABOUT CROWN CASTLE

Crown Castle owns, operates and leases approximately 40,000 cell towers and approximately 90,000 route miles of fiber supporting small cells and fiber solutions across every major U.S. market. This nationwide portfolio of communications infrastructure connects cities and communities to essential data, technology and wireless service - bringing information, ideas and innovations to the people and businesses that need them. For more information on Crown Castle, please visit www.crowncastle.com.

CONTACT INFORMATION

Sunit Patel, CFO

Kris Hinson, VP & Treasurer

Crown Castle Inc.

713-570-3050